Press Release

Defense and Aerospace Veteran James Chew Joins Abakan’s Board of Directors

MIAMI--(BUSINESS WIRE)--Abakan Inc. (ABKI) is pleased to announce that Mr. James Chew will be joining Abakan’s Board of Directors. He has also entered into a consulting contract with their subsidiary, MesoCoat, Inc. Mr. Chew has twenty-seven years of broad technical and business development experience in the Defense, NASA/Space, Aerospace, Marine and Automotive markets. The engineering and product marketing skills he developed while working for Boeing and Chrysler Corporations paved his success on several senior management positions with the Federal Department of Defense, Office of Naval Research and Air Force Technology Research Laboratory giving him broad knowledge of the material sciences needs of US and other government agencies. His contacts in these agencies proved useful later in his career when he took on senior business development roles at top Department of Defense prime contractors; including ATK and most recently SAIC where he led their space division. Mr. Chew will provide industry development support to Abakan as well as champion business development efforts for all of MesoCoat’s solutions initially focusing on their PComP chrome and tungsten carbide replacement products. Many of these products have been partially funded by government agencies that Mr. Chew has worked with.

“We needed someone with James’ defense credentials to both structure and close large deals and make sure that we meet all the contractual obligations of large government buyers. However, James is also well known in the commercial sectors. As the 2009 Cal Poly Pomona College of Engineering”

According to Robert Miller, CEO of Abakan Inc., “Successful companies need to not only have innovative products and services like those developed at MesoCoat and Powdermet, they also need very experienced, high-caliber managers with significant industry credentials and relationships to get those products to market. As current Chairman of the National Defense Industry Associate Science, Engineering and Technology Division, Mr. Chew brings those credentials to Abakan and brings an additional dimension to our Board of Directors which already has excellent representation from Oil and Gas experts. He also brings the perspective of someone who has led business developments efforts at a small firm. In his prior experience at T/J Technologies, he led an SBIR funded startup company from an unknown R&D materials development firm to an industry leader in nano-lithium iron phosphate cathodes in a short time frame. I expect he will assist Abakan’s BOD to bring the same sales focus to Abakan’s family of solutions many of which we expect will be well accepted by the Defense and Aerospace sectors.”

Andrew Sherman, CEO of MesoCoat, states, “We needed someone with James’ defense credentials to both structure and close large deals and make sure that we meet all the contractual obligations of large government buyers. However, James is also well known in the commercial sectors. As the 2009 Cal Poly Pomona College of Engineering "Distinguish Alumnus," he brings significant credibility to any business development opportunity because of his exceptional engineering expertise.”

According to Mr. Chew, “Abakan has invested in some very innovative technologies and I look forward to advising them on how to position these products in the industries I am intimately familiar with. MesoCoat’s corrosion protection materials in the chrome replacement and marine corrosion markets are just as disruptive as the nano-iron-phosphate cathode material was to the Aerospace/Defense energy storage market. With future DOD budgets focused on sustaining current platforms rather than developing or producing new ones, MesoCoat offers government agencies the ideal environmentally friendly anti-corrosion/wear resistant material solutions they need today to comply with federal mandates.”

About Abakan Inc.

Abakan invests in companies that develop transformational surface modification solutions and technologies. Current portfolio investments include two Ohio based companies, MesoCoat, Inc. and Powdermet Inc. MesoCoat is fast becoming a world leader in metal protection and repair through their “long life” cermet coatings and “high speed” metallurgical cladding technologies. MesoCoat’s solutions have already been the recipient of three prestigious R&D 100 awards, a Technology Innovation Program Award (TIP) for 100 year life coatings by the National Institute of Standards and Technology (NIST), and the NorTech Innovation Award for high performance environmentally friendly coating materials. Powdermet’s Nanomaterials Research and Manufacturing Center is the go-to-research center for US government agencies seeking expertise in high end ceramic and nanotechnology metal segments. They are currently developing two market solutions including next generation materials that have 3 to 5 times the strength and hardness of current metal alloys as well as light weight, energy absorbing materials.

Forward Looking Statements

A number of statements contained in this press release are forward-looking statements. These forward-looking statements involve a number of risks and uncertainties including technological obsolescence, market acceptance of future products, competitive market conditions, and the sufficiency of capital resources. The actual results Abakan may achieve could differ materially from any forward-looking statements due to such risks and uncertainties. Abakan encourages the public to read the information provided here in conjunction with its most recent filings on Form 10-K and Form 10-Q. Abakan’s public filings may be viewed at www.sec.gov.

Contacts

Abakan Inc.
Robert Miller, Chief Executive Officer, 786-206-5368
robert.miller@abakaninc.com